EXHIBIT 99.1

COMPANY CONTACTS:
AMERICAN VANTAGE COMPANIES
RONALD J. TASSINARI, CHAIRMAN OF THE BOARD
702.227.9800

AMERICAN VANTAGE COMPANIES ANNOUNCES
REORGANIZATION OF COMPANY OFFICERS

LAS VEGAS, NEVADA – September 8, 2011 --- American Vantage Companies (the “Company” // OTCQB: AVCS) announced today that the Board of Directors has approved a reorganization of Company officers.

Current Chairman, Chief Executive Officer, and President Ronald J. Tassinari will step down as President and the Company will eliminate the positions of Chief Executive Officer and Chief Financial Officer.  Mr. Douglas R. Sanderson, a current Board Member, has been appointed Interim President.  Mr. Tassinari will continue as Chairman of the Board.

The Company has performed the reorganization as a cost saving effort and to provide a streamlined management structure.

“We are pleased to have Mr. Sanderson as Interim President of the Company” states Mr. Tassinari.  “I look forward to working with him on our current projects.”

Mr. Sanderson was appointed to the Company’s Board of Directors in October 2007.  Mr. Sanderson most recently held the position of President of La Jolla Gaming.  He served as President and Chief Executive Officer from 2000 to February 2006 of the publicly-traded company Fortune Entertainment Corporation.  Mr. Sanderson is also the former President and Chief Executive Officer of Sega Gaming Technology, Inc., the former Vice-President of Worldwide Sales for Bally Gaming, Inc. and the former Director of Sales for IGT. Mr. Sanderson serves on the Board of Directors of the Nevada Muscular Dystrophy Association.

“I look forward to this new role and I am anxious to start working with Ron and the Board to enhance our position in the gaming industry” comments Mr. Sanderson.

About American Vantage Companies/Brownstone:

American Vantage Companies (www.americanvantage.com) is the parent company for various consolidated operations including its gaming group subsidiaries of Brownstone, LLC (Tribal development and consulting/management services), and Brownstone Gaming & Hospitality, LLC, which provides commercial gaming and hospitality asset management services (www.brownstonegaming.com).  American Vantage Companies and its gaming group operations are located in Las Vegas, Nevada.

In addition to development of the Big Sandy project, Brownstone continues to consider strategic development, structuring and/or consulting/management proposals from other Tribes located in California and other U.S. states, as well as commercial gaming opportunities.

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology.  Such statements and all phases of American Vantage Companies’ operations are subject to known and unknown risks, uncertainties and other factors, including overall economic conditions and other factors and uncertainties as are identified in American Vantage Companies’ Form 10-KSB for the year ended December 31, 2005 as well as the Company’s filings under the Investment Company Act of 1940.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  American Vantage Companies’ actual results, levels of activity, performance or achievements may be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  The Company undertakes no obligation to update the forward-looking statements in this press release.